Exhibit 99.1

News Release
Amkor Repurchases $30 Million in Senior Notes
CHANDLER, Ariz., January 23, 2006 — Amkor Technology, Inc. (Nasdaq: AMKR) said today that it has purchased in the open market $30 million face value of its outstanding $471 million aggregate principal amount of 9.25% Senior notes due February 2008.
Amkor is a leading provider of contract semiconductor assembly and test services. The company offers semiconductor companies and electronics OEMs a complete set of microelectronic design and, manufacturing and support services. More information on Amkor is available from the company’s SEC filings and on Amkor’s web site: www.amkor.com.
Contact:
Jeffrey Luth
VP Corporate Communications
480-821-5000 ext. 5130
jluth@amkor.com